Contact Information:
China Precision Steel
Dan Carlson,
DanielCarlson@comcast.net

Elite IR
Leslie J. Richardson, Partner
+852-3183 0283
Leslie.richardson@elite-ir.com

FOR IMMEDIATE RELEASE

China Precision Steel Announces First Quarter Fiscal 2009 Results

SHANGHAI, China, November 11, 2008 - China Precision Steel (NASDAQ: CPSL), a niche precision steel processing Company principally engaged in producing and selling high precision cold-rolled steel products, announced today its fiscal 2009 first quarter results for the period ended September 30, 2008.

First Quarter Highlights

•	Net Income of $2.9 million resulting in EPS of 6 cents per share
•	Revenue of $25.4 million, a decrease of 6.8% period-over-period
•	Gross profit was $4.0 million, down 43.1% versus last year
•	Exports represented 16.4% of total revenue

“Despite the global economic slowdown which resulted in reduced demand from manufacturers for auto components, we remain optimistic about our market position,” commented Dr. Wo Hing Li, China Precision Steel’s Chairman and CEO. “We believe that our competitive pricing and service is attracting manufacturers who are looking to reduce production costs. We continue negotiating new contacts with manufacturers who are switching from higher cost imports. However, the lead time for developing new customers’ products can range from six months to over a year, depending on the complexity of the products.”

Revenue for the first quarter of fiscal 2009 was $25.4 million, down 6.8% from $27.2 million in the first quarter of fiscal 2008. The decrease was mainly attributable to the decline in sales of high-carbon, cold-rolled coils driven by reduced orders from auto components customers and the cancellation of an export order for 500 tons of hard-rolled steel coils. High carbon and low carbon products accounted for 21.2% and 59.7% of sales, respectively, compared to 59.3% and 39.4%, respectively, from the prior year period. Subcontracting income accounted for 18.4% of sales, up from 0.3% of sales in the first quarter of fiscal 2008.

Gross profit in the first quarter was $4.0 million, down 43% from gross profit in the first quarter of fiscal 2008 of $6.9 million. Gross margin was 15.6% compared to 25.5% in the same period a year ago. With the rapid decline in steel prices experienced during the quarter, the Company made efforts to reduce inventory through direct sales of raw materials. The decline in gross margin was mainly due to two direct sales transactions of raw materials, totaling $2.7 million and accounting for 11% of the Company’s revenue. Excluding the abovementioned two transactions, gross margin for the first quarter 2009 would have been 17.1%.

Selling expenses for the first quarter of fiscal 2009 were $211,298, up 110% from $100,705, in the same period last year. The increase in selling expenses was primarily due to increases in transportation costs for a broader customer base, which rose by 80% compared to the prior year period. Administrative expenses decreased 5% to $462,100 from $486,376 mainly due to the lower SEC compliance costs and professional fees as there was no financing activity during the quarter.

Total operating expenses were $699,601, down 43.0% from $1.2 million in the prior year period. The decrease in operating expenses was mainly attributable to a $625,998 provision for doubtful accounts recorded in the first quarter of fiscal 2008 as a partial reserve against advances to suppliers as the goods ordered were not received within ninety days. The Company did not record any provision for bad debts for the first quarter of fiscal 2009.

Operating income for the first quarter was $3.3 million, down 43.1% from operating income of $5.7 million in the same period a year ago.

During the first quarter of fiscal 2009, interests and finance costs decreased by 26% to $327,405 from the prior year period of $442,141. The decline was mainly attributable to the decrease in total interest expense due to lower loan balance during 2008 as compared to 2007.

Net income for the first quarter of fiscal 2009 was $2.9 million, down 51% from $5.8 million in the prior year period. Excluding two one-off write backs in 2008, net income for the first quarter of fiscal 2009 decreased by 8% from $3.1 million. For the first quarter of fiscal 2008, there was a one-time write back of impairment $1.6 million for consumable items, and a one-time write back of deferred income tax of $1.1 million. Fully diluted earnings per share were $0.06 compared to $0.15 in the comparable period a year ago. Weighted average diluted shares outstanding for the quarter increased to 46.7 million from 38.4 million in prior year period, due to private placement financings in November 2007.

Financial Condition

As of September 30, 2008, China Precision Steel had $10.3 million in cash and cash equivalents, no long term debt, total liabilities of $44.3 million and working capital of $59.7 million. Shareholders’ equity was $123.5 million, compared to $120.3 million as of June 30, 2008.

Business Outlook

China Precision Steel has received the equipment for the third mill and is preparing to begin construction in November, 2008. The new mill is designed for 1450 mm and will be a tandem mill with best in class gauge control and shape performance capable of producing high quality steel for exposed and unexposed products. The Company expects to make an additional investment of $5.5 million to complete the third cold rolling mill, which is expected to commence production in the fourth quarter of fiscal 2009. Management believes that, once fully operational, the new mill will increase production capacity by 33% and expand product line offerings, creating new opportunities for the Company’s growth.

Dr. Li concluded, “Precision steel products are used in many consumer end markets making our industry a leading indicator for the economy. As such, our industry is the first to experience the impact of consumers’ purchasing slowdown and will be the first to benefit from the rebound in consumer products. We believe we are appropriately positioned for these challenging economic conditions with a solid competitive position. By leveraging on our high technology in steel processing in China as well as relatively low raw material price in China compared to the rest of the world, we are confident to obtain an increasing number of customers switching from higher cost imports, expanding our customer portfolio and diversifying our revenue stream.“

About China Precision Steel

China Precision Steel is a niche precision steel processing Company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment and cutting medium and high carbon hot-rolled steel strips. China Precision Steel produces high precision ultra-thin, high strength (7.5 mm to 0.05 mm) cold-rolled steel products primarily for automotive components, food packaging materials, saw blades and textile needle manufacturing companies in the People's Republic of China. China Precision Steel is expanding its penetration in overseas markets such as Nigeria, Thailand, Indonesia and the Philippines. China Precision Steel was incorporated in 2002 and is headquartered in Sheung Wan, Hong Kong. Additional information can be found at the Company’s website http://chinaprecisionsteelinc.com.

Conference Call

China Precision Steel will host a conference call on Tuesday, November 11, 2008 at 8:00 am EST to discuss first quarter results. To participate in the live conference call, please dial the following number fifteen minutes prior to the scheduled conference call time: 888-339-2688. International callers should dial 617-847-3007. When prompted by the operator, mention Conference Passcode 105 463 41.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Tuesday, November 11, 2008 at 10:00 a.m. Eastern Time. To access the replay, dial 888-286-8010 and enter the passcode 51928087. International callers should dial 617-801-6888 and enter the same passcode 51928087.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.chinaprecisionsteelinc.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by China Precision Steel on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the Company for growth, the Company’s planned manufacturing capacity expansion in 2007 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which China Precision Steel is engaged; cyclicality of steel consumption including overcapacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

– Financial Tables Follow –

China Precision Steel, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
(Unaudited)

	2008	2007

Revenues
Sales revenues	$25,350,419	$27,187,235
Cost of goods sold	21,397,761	20,245,135

Gross profit	3,952,658	6,942,100

Operating expenses
Selling expenses	211,298	100,705
Administrative expenses	462,100	486,376
Provision for bad debts	-	625,998
Depreciation and amortization expense	26,203	13,632

Total operating expenses	699,601	1,226,711

Income from continuing operations	3,253,057	5,715,389

Other income (expense)
Other revenues	120,703	9,155
Other expenses	-	-
Interest and finance costs	(327,405)	(442,141)

Total other income (expense)	(206,702)	(432,986)

Income from continuing operations
before income tax	3,046,355	5,282,403

Provision for (benefit from) income tax
Current	170,621	505,725
Deferred	-	(1,064,028)

Total income tax expense	170,621	(558,303)

Net income	$2,875,734	$5,840,706

Basic earnings per share	$0.06	$0.16

Basic weighted average shares outstanding	46,556,107	37,378,143

Diluted earnings per share	$0.06	$0.15

Diluted weighted average shares outstanding	46,692,711	38,397,325

The Components of comprehensive income:
Net income	$2,875,734	$5,840,706
Foreign currency translation adjustment	72,519	905,537

Comprehensive income	$2,948,253	$6,746,243

China Precision Steel, Inc. and Subsidiary
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30,	June 30,
	2008	2008

Assets

Current assets
Cash and equivalents	$10,327,075	$18,568,842
Accounts receivable
Trade, net of allowances of $1,034,354 and $1,033,479 at September 30 and June 30, 2008, respectively	36,535,870	33,783,074
Bills receivables	7,260,878	4,309,703
Other	575,519	571,746
Inventories	18,154,946	17,815,087
Prepaid expenses	-	58,105
Advances to suppliers, net of allowance of $2,524,973 and
$2,522,837 at September 30 and June 30, 2008,
respectively	31,082,560	33,027,365

Total current assets	103,936,848	108,133,922

Property and equipment
Property and equipment, net	39,214,849	39,199,305
Construction-in-progress	22,930,167	16,476,454

	62,145,016	55,675,759

Intangible assets, net	1,626,393	1,625,690

Goodwill	99,999	99,999

Total assets	$167,808,256	$165,535,370

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued liabilities	$12,873,381	$12,047,981
Advances from customers	3,710,279	6,996,996
Other taxes payables	5,561,006	3,976,239
Current income taxes payable	4,746,404	4,742,387
Notes payable	17,392,980	17,465,799

Total current liabilities	44,284,050	45,229,402

Stockholders' equity:
Preferred stock: $0.001 per value, 8,000,000 shares
authorized, no shares outstanding at September 30, and June 30, 2008

Common stock: $0.001 par value, 62,000,000 shares
authorized, 46,562,955 and 46,472,955 issued and
outstanding September 30, and June 30, 2008	46,563	46,473
Additional paid-in capital	75,642,383	75,372,488
Accumulated other comprehensive income	9,368,177	9,295,658
Retained earnings	38,467,083	35,591,349

Total stockholders' equity	123,524,206	120,305,968

Total liabilities and stockholders' equity	$167,808,256	$165,535,370

China Precision Steel, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	2008	2007

Cash flows from operating activities
Net Income	$2,875,734	$5,840,706
Adjustments to reconcile net income to net cash provided by
operating activities
Depreciation and amortization	843,290	493,613
Allowance for bad and doubtful debts	-	625,998
Net changes in assets and liabilities:
Accounts receivable, net	(5,622,477)	(23,095,388)
Inventories	(325,089)	8,039,005
Deposits	-	82,758
Prepayments	-	(14,702)
Advances to suppliers	1,974,708	284,972
Accounts payable and accrued expenses	885,734	(1,362,139)
Advances from customers	(3,295,867)	6,549,629
Other taxes payable	1,582,948	1,230,830
Current income taxes	-	1,013,596
Deferred income taxes	-	(1,064,028)

Net cash (used in) provided by operating activities	(1,081,019)	(1,375,150)

Cash flows from investing activities
Purchases of property, plant and equipment including
construction in progress	(7,263,898)	(1,016,793)

Net cash (used in) investing activities	(7,263,898)	(1,016,793)

Cash flows from financing activities
Exercise of common stock warrants	269,985	-
Advances from/(to) directors, net	-	3,047,524
Notes payable proceeds	-	16,490,833
Repayments of notes payable	(87,611)	(17,084,041)

Net cash provided by financing activities	182,374	2,454,316

Effect of exchange rate	(79,224)	482,557

Net increase in cash	(8,241,767)	544,930

Cash and cash equivalents, beginning of period	18,568,842	5,504,862

Cash and cash equivalents, end of period	10,327,075	$6,049,792

# # #